Exhibit 10(i)

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors of

Massachusetts Mutual Life Insurance Company

We consent to the use in this Post-Effective Amendment No. 19 to Registration Statement No. 33-7723 on Form N-4 of our reports dated March 5, 2004 for the Massachusetts Mutual Variable Annuity Separate Account 1 - Flex Extra (Qualified) Segment and the Massachusetts Mutual Variable Annuity Separate Account 2 - Flex Extra (Non-Qualified) Segment and of our report dated February 17, 2004 on Massachusetts Mutual Life Insurance Company (which report on Massachusetts Mutual Life Insurance Company expresses an unqualified opinion and includes explanatory paragraphs referring to the use of statutory accounting practices and the adoption, effective January 1, 2001, of certain statutory accounting practices as a result of the Commonwealth of Massachusetts Division of Insurance’s adoption of the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual and to the adoption, effective January 1, 2003, of Statement of Statutory Accounting Principles No. 86, “Accounting for Derivative Instruments and Hedging, Income Generation, and Replication (Synthetic Asset) Transactions,” which practices differ from accounting principles generally accepted in the United States of America) appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Statement of Additional Information.

DELOITTE & TOUCHE LLP

Hartford, Connecticut

April 26, 2004